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                                                                  EXHIBIT 10.9


                       [Jay Alix & Associates letterhead]


March 23, 1999



Board of Directors
Service Merchandise Company, Inc.
7100 Service Merchandise Drive
Brentwood, TN   37202-4600

Re:  Financial Advisory and Restructuring Consultant Services

Gentlemen:

This letter (sometimes referred to herein as "Letter II") outlines the understanding between Jay Alix & Associates ("JA&A") and Service Merchandise Company, Inc., a Tennessee corporation (the "Company") of the objective, tasks, work product and fees for the engagement of JA&A to provide financial consulting services to the Company. The Company has terminated the predecessor engagement letter ("Letter I") that was dated and executed by JA&A and the Company on January 8, 1999. As part of the inducement for JA&A to agree to Letter 11, the Company acknowledges and agrees that JA&A has satisfactorily performed its duties and obligations under Letter 1. The retainer, which has been reduced by the unpaid fees as of March 23, 1999 of $180,560.59, has a current balance of $319,439.41 and will be carried over and subject to the terms contained in Letter II. The Company acknowledges that if JA&A's retention is not approved by the Bankruptcy Court, JA&A shall be entitled to assert a claim in the bankruptcy case in connection with Letter I.

                                    OBJECTIVE

To provide the Company and its Board of Directors with assistance, as financial advisor and restructuring consultant, during the Company's reorganization under Chapter 11 of the U.S. Bankruptcy Code.

                                      TASKS

The tasks that JA&A will undertake will include, but are not limited to, the following activities:

- Report to senior management of the Company and participate in meetings with management of the Company and with the Board of Directors, in order to provide insight into, as well as contribute to, various aspects of the Company's reorganization.



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Board of Directors                                                        Page 2
Service Merchandise Company, Inc.                                 March 23, 1999

- Assist with communications and negotiations with the DIP Bank Group and the Unsecured Creditors Committee and their respective legal and financial advisors.

- Assist with Company's development of a business plan, including assistance with the development of detailed financial projections and in the development of intermediate and long-term operating plans.

- Assist with developing the Company's Plan of Reorganization that seeks to maximize value for all the Company's stakeholders.

- Assist with asset sales and/or the management of certain assets (e.g., real estate), to the extent required during the case.

- Provide advice regarding retail-industry specific business and operating issues, relevant to the Chapter 11 case.

- Assist with the preparation of the Company's statements and schedules in conjunction with the Chapter 11 filing.

- Assist in identifying opportunities to improve the Company's business and operations and, as mutually agreed, assist in implementing changes.

- Provide information technology cost reduction and efficiency enhancement services in support of the business plan and its execution.

Perform such other tasks which the Company and its Board of Directors may request and which are mutually agreed upon.

                                  WORK PRODUCT

Our work product will be in the form of:

-        Information to be discussed with you and others, as you may direct.

- Written reports and analysis worksheets to support our suggestions as we deem necessary or as you may request.

                                    STAFFING

Peter Fitzsimmons will be the principal responsible for the overall engagement. He will be assisted by a staff of consultants at various levels, all of whom have a wide range of skills and abilities related to this type of assignment. In addition, we have relationships with and periodically retain


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Board of Directors                                                        Page 3
Service Merchandise Company, Inc.                                 March 23, 1999

independent contractors with specialized skills and abilities to assist us. If JA&A concludes that an independent contractor is appropriate to the assignment, we will obtain the CEO's consent before doing so; it is agreed, however, that such consent will not be unreasonably withheld. In addition to Mr. Fitzsimmons additional staff will also be required with the tasks that they perform and their duration on the engagement appropriate to the Company's factual circumstances.

                            TIMING, FEES AND EXPENSES

We commenced our work with Service Merchandise Company on January 8, 1999, pursuant to Letter I, and on March 23, 1999, pursuant to Letter II.

RETAINER. We acknowledge receipt of a retainer of $500,000 which has a current balance of $319,439.41 to be applied against the time charges, excluding expenses, specific to the engagement. We will submit semi-monthly invoices for services rendered and expenses incurred as described above. Payment will be due upon receipt. Any unearned portion of the retainer will be returned to you at the termination of the engagement.

HOURLY FEES. This engagement will be staffed with professionals at various levels, as the tasks require. For purposes of semi-monthly billings, our fees will be based on the hours charged at our prevailing hourly rates, which are:

                 Principals                         $450 to $530

                 Senior Associates                  $350 to $375

                 Associates                         $295 to $335

                 Accountants and Consultants        $190 to $225

JA&A periodically reviews rates charged for our services and makes appropriate adjustments. However, no such review will become effective before January 1, 2000.

CONTINGENT SUCCESS FEES. In addition to hourly fees, the Company agrees that it will pay JA&A the following contingent success fees:

A basic contingent success fee of $3,500,000 (as may be adjusted upwards or downwards as described below) upon: (1) the substantial consummation of a plan of reorganization that enables the business to emerge from bankruptcy as a going concern or (2) the sale of substantially all of the Company's assets such that it continues as a going concern.



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Board of Directors                                                        Page 4
Service Merchandise Company, Inc.                                 March 23, 1999

The basic contingent success fee shall be adjusted upwards or downwards as follows:

- The amount payable shall be 125% of the basic contingent success fee if the event giving rise to its payment occurs on or before December 31, 2000.

- The amount payable shall be 100% of the basic contingent success fee if the event giving rise to its payment occurs between January 1, 2001 and June 30, 2001.

- The amount payable shall be 75% of the basic contingent success fee if the event giving rise to its payment occurs after June 30, 2001.

JA&A's entitlement to receipt of a contingent success fee is not contingent upon its continued engagement pursuant to this engagement letter unless the decision to terminate the engagement was the decision of JA&A for reasons other than the Company's breach of this agreement. Accordingly, for example, if JA&A's engagement is terminated by the Company and an event giving rise to JA&A's entitlement to receive a contingent success fee subsequently occurs, then JA&A shall be entitled to receive the contingent success fee pursuant to this engagement letter.

OUT-OF-POCKET CASH EXPENSES. In addition to the fees set forth above, the Company shall pay directly or reimburse JA&A upon receipt of periodic billings, for all reasonable out-of-pocket expenses incurred in connection with this assignment such as travel, lodging, postage, telephone and facsimile charges.

                           RELATIONSHIP OF THE PARTIES

The parties intend that an independent contractor relationship will be created by this agreement. JA&A is not to be considered an employee or agent of the Company and the employees of JA&A are not entitled to any of the benefits that the Company provides for the Company's employees.

The Company also agrees not to solicit, recruit or hire any employees or agents of JA&A for a period of two years subsequent to the completion and/or termination of this agreement.

                                 CONFIDENTIALITY

JA&A agrees to keep confidential all information obtained from the Company. JA&A agrees that neither it nor its directors, officers, principals, employees, agents or attorneys will disclose to any other person or entity, or use for any purpose other than specified herein, any information pertaining to the Company or any affiliate thereof which is either non-public, confidential or proprietary in nature ("Information") which it obtains or is given access to during the performance of the services provided hereunder. JA&A may make reasonable disclosures of Information to third parties in connection with their performance of their obligations and assignments hereunder. In addition,


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Board of Directors                                                        Page 5
Service Merchandise Company, Inc.                                 March 23, 1999

JA&A will have the right to disclose to others in the normal course of business its involvement with the Company.

Information includes data, plans, reports, schedules, drawings, accounts, records, calculations, specifications, flow sheets, computer programs, source or object codes, results, models, or any work product relating to the business of the Company, its subsidiaries, distributors, affiliates, vendors, customers, employees, contractors and consultants.

The Company acknowledges that all advice (written or oral) given by JA&A to the Company in connection with JA&A's engagement is intended solely for the benefit and use of the Company (limited to its management and employees) in considering the transactions to which it relates. This agreement will survive the termination of the engagement.

                           FRAMEWORK OF THE ENGAGEMENT

The Company acknowledges that it is hiring JA&A to assist and advise the Company in business planning and restructuring. JA&A's engagement shall not constitute an audit, review or compilation, or any other type of financial statement reporting engagement that is subject to the rules of the AICPA or other such state and national professional bodies.

                                 INDEMNIFICATION

In engagements of this nature, it is our practice to receive indemnification. Accordingly, in consideration of our agreement to act on your behalf in connection with this engagement, you agree to indemnify, hold harmless, and defend us (including our principals, employees and agents) from and against all claims, liabilities, losses, damages and reasonable expenses as they are incurred, including reasonable legal fees and disbursements of counsel, and the costs of our professional time (our professional time will be reimbursed at our rates in effect when such future time is required), relating to or arising out of the engagement, including any legal proceeding in which we may be required or agree to participate but in which we are not a party. We, our principals, employees and agents may, but are not required to, engage a single firm of separate counsel of our choice in connection with any of the matters to which this indemnification agreement relates. This indemnification agreement does not apply to gross negligence, intentional misconduct or bad faith.

                            TERMINATION AND SURVIVAL

The agreement may be terminated at any time by written notice by one party to the other; provided, however, that notwithstanding such termination JA&A will be entitled to any fees and expenses due under the provisions of the agreement. It is further understood and agreed that unless the Company acts in bad faith or has not remained current with its payment obligations to our firm as articulated in this letter, JA&A will not terminate the engagement without providing at least 90 days notice. Such payment obligation shall inure to the benefit of any successor assignee of JA&A.


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Board of Directors                                                        Page 6
Service Merchandise Company, Inc.                                 March 23, 1999

It is further understood and agreed that if the Company elects to terminate this agreement before JA&A has been paid an aggregate of at least $3,500,000 in fees (on account of both Letter I and Letter II, in the aggregate) that any shortfall between $3,500,000 and amounts paid to JA&A shall be paid to JA&A as an additional compensation.

The obligations of the parties under the Indemnification, Confidentiality and Termination and Survival sections of this agreement shall survive the termination of the agreement as well as the other sections of this agreement which expressly provide that they shall survive termination of this agreement.

                                  GOVERNING LAW

This letter agreement is governed by and construed in accordance with the laws of New York with respect to contracts made and to be performed entirely therein and without regard to choice of law or principles thereof.

If we have a dispute with respect to any of the provisions of this agreement and are unable to agree on a mutually satisfactory resolution within 30 days, either party may require the matter to be settled by binding arbitration. If such arbitration shall occur, it shall be in New York City. We shall attempt for two weeks to agree on a single arbitrator. If that effort shall fail, each party shall appoint one arbitrator. The two arbitrators so chosen shall attempt for two weeks to select a third. If they are unable to agree, the American Arbitration Association in New York City shall choose the third. The arbitration shall occur using the rules and procedures of the American Arbitration Association. The decision of the arbitrator(s) shall be final, binding and non-appealable.

                            CONFLICTS AND DISCLOSURES

We know of no fact or situation that would represent a conflict of interest for us with regard to the Company. We do wish to disclose the following information:

- Jay Alix, a principal in Jay Alix & Associates, is also the Managing Principal of Questor Partners Fund, L.P. ("QPF") and Questor Partners Fund II, L.P. ("QPF II"), an $840 million fund, both investing in special situations and under performing companies.

[ ] All of the principals of JA&A, including Jay Alix, own general and/or limited partnership interests in QPF, QPF II, Questor Side-by-Side Partners, L.P., Questor Side-by-Side Partners II, L.P., and Questor Side-by-Side Partners II 3(c)(1), L.P., all related entities.

[ ]      Chase is a limited partner in QPF and QPF II.

[ ] National City Commercial Finance, Inc., a member of the bank group, has an affiliate that is a limited partner in QPF II.


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Board of Directors                                                        Page 7
Service Merchandise Company, Inc.                                 March 23, 1999

[ ] G.E. Financial Assurance, through one of its affiliates, General Electric Capital Corporation, is a limited partner in QPF II.

[ ] CitiCorp USA, Inc., through one of its affiliates, Salomon Smith Barney, is a limited partner in QPF and QPF II.

- L.G. Electronics, a vendor to Service Merchandise, is a major shareholder of Zenith Electronics, a client of JA&A.

-        JA&A has been retained in a case, Bucyrus-Erie & Jackson National Life
         v. Milbank, Tweed, Hadley & Malloy. Jackson National Life is in the bank group for Service Merchandise. The individuals working on the Bucyrus case will have no involvement with Service Merchandise.

                                  SEVERABILITY

If any portion of the letter agreement shall be determined to be invalid or unenforceable, we each agree that the remainder shall be valid and enforceable to the maximum extent possible.

                                ENTIRE AGREEMENT

All of the above contains the entire understanding of the parties relating to the services to be rendered by JA&A and may not be amended or modified in any respect except in writing signed by the parties. JA&A will not be responsible for performing any services not specifically described in this letter or in a subsequent writing signed by the parties.

                                     NOTICES

All notices required or permitted to be delivered under this letter agreement shall be sent, if to us, to the address set forth at the head of this letter, to the attention of Mr. Melvin R. Christiansen, and if to you, to the address for you set forth above, to the attention of your General Counsel, or to such other name or address as may be given in writing to the other party. All notices under the agreement shall be sufficient if delivered by facsimile or overnight mail. Any notice shall be deemed to be given only upon actual receipt.

The Company agrees to petition the Bankruptcy Court to affirm this agreement as part of its first day motions.

If these terms meet with your approval, please sign and return the enclosed copy of this letter.




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Board of Directors                                                        Page 8
Service Merchandise Company, Inc.                                 March 23, 1999

We look forward to working with you.

                                                  Sincerely yours,

                                                  JAY ALIX & ASSOCIATES

                                                  /s/ Peter D. Fitzsimmons

                                                  Peter D. Fitzsimmons
                                                  Principal

Enclosure
2012355.1

Acknowledged and Agreed to:

SERVICE MERCHANDISE COMPANY, INC.


By:
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Its:
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Dated:
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